EXHIBIT(d)(4)

EXCLUSIVITY AGREEMENT

AMONG

PAUL G. ALLEN

JAMES C. FLORES

AND

JOHN T. RAYMOND

Dated as of                  , 200[3]

TABLE OF CONTENTS

ARTICLE I DEFINITIONS		1

1.1	Acquisition Company	1

1.2	Affiliate	1

1.3	Agreement	2

1.4	Allen	2

1.5	Applicable Performance Criteria	2

1.6	Company	2

1.7	Confidential Information	2

1.8	Controlled Affiliate	2

1.9	Custodian	2

1.10	Employment Agreement	2

1.11	Flores	2

1.12	Flores Employment Agreement	2

1.13	Hydrocarbons	2

1.14	Incentive Arrangements	3

1.15	Management Stockholder or Management Stockholders	3

1.16	Midstream Asset	3

1.17	Midstream Oil Assets	3

1.18	Midstream Business	3

1.19	Midstream Investment	4

1.20	Midstream Oil Business	4

1.21	Midstream Oil Investment	4

1.22	Midstream Oil Opportunity	4

1.23	Midstream Opportunity	4

1.24	Minimum Participation Equity Amount	4

1.25	MLP	4

1.26	MLPGP	4

1.27	NonAffiliate Purchaser	4

1.28	Notifying Party	4

1.29	Oil Assets Purchaser	4

1.30	Offer	5

1.31	Opportunity Notice	5

1.32	Participation Terms	5

1.33	Party or Parties	5

1.34	Permitted Receiving Persons	5

1.35	Person	5

1.36	Pursue	5

1.37	Raymond	5

1.38	Raymond Employment Agreement	5

1.39	Restricted Business	5

1.40	Rolling Period	5

1.41	Second Offer	5

1.42	Securities	5

1.43	Significant Midstream Business	6

1.44	Stockholders’ Agreement	6

1.45	Structured Investment	6

1.46	VIM Representative	6

ARTICLE II COVENANTS		6

2.1	Midstream Opportunities.	6

2.2	Exceptions.	7

2.3	Management Stockholders’ Participation Right.	8

2.4	Cooperation.	10

2.5	Remedies.	10

2.6	Restricted Business Procedures.	11

ARTICLE III TERMINATION		15

3.1	Complete Termination.	15

3.2	Termination with respect to a Management Stockholder.	16

3.3	Effect of Termination.	17

ARTICLE IV REPRESENTATIONS AND WARRANTIES		18

4.1	Due Organization.	18

4.2	Due Authorization; Enforceability.	18

4.3	No Conflicts.	18

ARTICLE V MISCELLANEOUS		18

5.1	Notices.	18

5.2	Waivers.	21

5.3	Amendments.	21

5.4	Applicable Law; Jurisdiction.	21

5.5	Assignment.	21

5.6	Binding Effect; Benefits.	21

5.7	Counterparts.	22

5.8	Invalidity.	22

5.9	Entire Agreement and Construction.	22

5.10	Expenses.	22

5.11	Interpretation.	22

5.12	Rules of Construction.	22

5.13	No Partnership.	23

5.14	Electronic Signatures.	23

EXCLUSIVITY AGREEMENT

This Exclusivity Agreement (this “Agreement”) is entered into as of the      day of             , 200[    ], by and among Paul G. Allen, an individual (“Allen”), James C. Flores, an individual (“Flores”), and John T. Raymond, an individual (“Raymond”). Each of Flores and Raymond is sometimes referred to herein as a “Management Stockholder” and collectively, as the “Management Stockholders”, and each of Allen and each Management Stockholder is hereinafter referred to individually as a “Party” and collectively as the “Parties.”

WHEREAS, contemporaneously with the execution and delivery hereof, Allen, Flores, Raymond and Vulcan Energy Corporation, a Delaware corporation (the “Company”), are entering into the Stockholders’ Agreement for the Company (as such agreement may be amended by the parties thereto from time to time, the “Stockholders’ Agreement”); and

WHEREAS, as a condition to the willingness of each such party to enter into the Stockholders’ Agreement, the Parties have agreed to enter into and abide by the terms of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I

DEFINITIONS

When used in this Agreement, the following terms shall have the meanings set forth below (all terms used in this Agreement that are not defined in this Article I shall have the meanings set forth elsewhere in this Agreement or, if not otherwise defined elsewhere in this Agreement, the meanings set forth in the Stockholders’ Agreement):

1.1 Acquisition Company shall have the meaning set forth in Section 2.3 (a).

1.2 Affiliate means, with respect to a specified Person, any Person directly or indirectly controlling, controlled by or under direct or indirect common control with such other Person; provided, however, that for purposes of Article II, (i) neither the Company nor any of its Subsidiaries shall be deemed to be an Affiliate of any Party or any of his Affiliates and (ii) none of MLPGP, MLP or any of its Subsidiaries shall be deemed to be an Affiliate of any Party or the Company or any of its Subsidiaries; provided, further, however, that Sable Investments, L.P. and its Subsidiaries shall be deemed an Affiliate of each Management Stockholder for so long as Flores is a party to this Agreement. For purposes of this definition, “control” (including, with correlative meanings, “controlling”, “controlled by”, and “under common control with”) means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

1.3 Agreement means this Exclusivity Agreement, as originally executed and as amended from time to time.

1.4 Allen shall have the meaning set forth in the introduction hereto.

1.5 Applicable Performance Criteria will be deemed to have been satisfied for any Rolling Period so long as the compounded annual growth rate of the pro forma aggregate distributions to the Company for such Rolling Period, directly and indirectly from MLP, equal the London Interbank Offered Rate plus 4% (but not to exceed 6%), assuming for purposes of making such determination, that the Company’s interest in MLP during such Rolling Period is equal to the Company’s interest in MLP on the date hereof (subject to appropriate adjustment in the event of any adjustments to the “Minimum Quarterly Distribution” or “Target Distribution” levels under Section 6.6 of the MLP’s limited partnership agreement). The growth rate and hence Applicable Performance Criteria will be calculated for each Rolling Period at the end of each calendar quarter beginning with quarter ending Dec. 31, 2004 using the Rolling Period ended December 31, 2004 (but, if the Company has transferred any interest in MLP, assuming the Company’s interest is as assumed above) as the base measurement period.

1.6 Company shall have the meaning set forth in the recitals hereto.

1.7 Confidential Information has the meaning set forth in Section 2.6(d)(i).

1.8 Controlled Affiliate means, with respect to a particular Party, any Affiliate of such Party in which, at the time of the applicable determination, such Party has, directly or indirectly, a 50% or greater ownership interest and with respect to which such Party possesses (through one or more intermediaries), the power to direct or cause the direction of the management and policies of such Affiliate, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

1.9 Custodian shall have the meaning set forth in Section 3.3(b).

1.10 Employment Agreement means the Raymond Employment Agreement or the Raymond Employment Agreement as the case may be.

1.11 Flores shall have the meaning set forth in the introduction hereto.

1.12 Flores Employment Agreement means the Employment Agreement, dated as of the date hereof, between the Company and Flores, as such agreement may be amended or modified from time to time in accordance with its terms.

1.13 Hydrocarbons means crude oil, natural gas, casinghead gas, condensate, sulphur, natural gas liquids, plant products, liquefied petroleum gas and other liquid or gaseous hydrocarbons produced in association therewith, including coalbed methane and gas and CO2.

1.14 Incentive Arrangements shall have the meaning set forth in Section 2.3(c).

1.15 Management Stockholder or Management Stockholders shall have the meaning set forth in the introduction hereto.

1.16 Midstream Asset means any asset (or any interest in any asset) that is used, or is to be used, primarily in the conduct of a Midstream Business; provided, however, that where any such assets are transferred as part of the sale to the purchaser thereof of a business, division or facility, in any such case which is structured as an asset sale, such assets shall not constitute Midstream Assets if the fair market value from such assets is less than 50% of the aggregate fair market value of all of the assets transferred to such purchaser in such transaction.

1.17 Midstream Business means the gathering, transportation, terminalling, storage, and marketing in North America of Hydrocarbons and all operations directly related thereto, including (a) the acquisition, construction, installation, maintenance or remediation and operation of pipelines, gathering lines, compressors, facilities, storage facilities and equipment, and (b) the gathering of Hydrocarbons from fields, interstate and intrastate transportation by pipeline, trucks or barges, tank storage of Hydrocarbons, transferring Hydrocarbons from pipelines and storage tanks to trucks, barges or other pipelines, acquisitions of Hydrocarbons at the well or bulk purchase at pipeline and terminal facilities and subsequent resale thereof.

1.18 Midstream Investment means (a) the acquisition (whether by purchase, merger, consolidation or otherwise, and whether for cash, property, services, securities or otherwise) of capital stock, bonds, notes, debentures, partnership or other ownership interests or other securities, including any options or warrants, of any Person with a Significant Midstream Business or any agreement to make any such acquisition; (b) the making of any deposit with, or advance, loan or other extension of credit to, any Person with a Significant Midstream Business (including the purchase of property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such property to such other Person) or any commitment to make any such advance, loan or extension (but excluding accounts receivable, endorsement for collection or deposits arising in the ordinary course of business) and (c) other guarantees of indebtedness of any Person with a Significant Midstream Business or any other credit support or contingent obligation with respect to indebtedness or other liability of such Person.

1.19 Midstream Oil Assets means any Midstream Assets, substantially all of the value of which is attributable to the Midstream Oil Business.

1.20 Midstream Oil Business means: (a) crude oil storage, terminalling and gathering activities in any state in the United States, except for Alaska and Hawaii, for any Person, (b) crude oil marketing activities, and (c) transportation of crude oil by pipeline in any state in the United States, except for Alaska and Hawaii, for any Person. A Midstream Oil Business shall not include any activities required to be performed by a any Party or Affiliate thereof as the operator pursuant to any operating agreement entered into by such Person with respect to oil and gas properties owned jointly with other Persons.

1.21 Midstream Oil Investment means any Midstream Investment substantially all of the value of which is attributable to the Midstream Oil Business.

1.22 Midstream Oil Opportunity means any Midstream Opportunity substantially all of the value of which is attributable to the Midstream Oil Business.

1.23 Midstream Opportunity means any business opportunity that falls [primarily] within the scope of the Midstream Business, including any proposal or opportunity with respect to any Midstream Investment, any proposed purchase of Midstream Assets, any proposed sale, lease, transfer or other disposition of Midstream Assets, any proposed purchase of Securities of, any proposed sale or other transfer of Securities of, any proposed loan, guarantee or other extension of credit to, or any proposed merger or acquisition of or with, any Person with a Significant Midstream Business or other projects, plans or proposals that are capital in nature and that relate primarily to the Midstream Business.

1.24 Minimum Participation Equity Amount means, with respect to a particular Midstream Opportunity, an amount equal to (i) $1,000,000, if the initial equity value of the Acquisition Company with respect to such Midstream Opportunity based on initial equity contributions to be made to such Acquisition Company (with respect to such Midstream Opportunity, the “Initial Equity Value”) is less than or equal to $25,000,000, and (ii) the greater of (x) $2,000,000 and (y) 1% of the Initial Equity Value, if the Initial Equity Value is greater than $25,000,000.

1.25 MLP means Plains All American Pipeline, L.P., a Delaware limited partnership, and its Subsidiaries.

1.26 MLPGP means Plains All American GP LLC, a Delaware limited liability company. NonAffiliate Purchaser shall have the meaning set forth in Section 2.6(b)(ii).

1.28 Notifying Party shall have the meaning set forth in Section 2.1(a).

1.29 Oil Assets Purchaser shall have the meaning set forth in Section 2.6.

1.30 Offer shall have the meaning set forth in Section 2.6(a).

1.31 Opportunity Notice shall have the meaning set forth in Section 2.1(a).

1.32 Participation Terms shall have the meaning set forth in Section 2.3(b).

1.33 Party or Parties shall have the meaning set forth in the introduction hereto.

1.34 Permitted Receiving Persons shall have the meaning set forth in section 2.6(d).

1.35 Person means an individual, partnership, limited partnership, limited liability partnership, limited liability company, foreign limited liability company, trust, estate, corporation, custodian, trustee, executor, administrator, nominee or any other entity.

1.36 Pursue means, with respect to a particular Midstream Opportunity, to pursue or exploit, or to assist, encourage or facilitate any other Person in pursuing or exploiting, such Midstream Opportunity.

1.37 Raymond shall have the meaning set forth in the introduction hereto.

1.38 Raymond Employment Agreement means the Employment Agreement, dated as of the date hereof, between the Company and Raymond, as such agreement may be amended or modified from time to time in accordance with its terms.

1.39 Restricted Business shall have the meaning set forth in Section 2.6.

1.40 Rolling Period means any four consecutive calendar quarters.

1.41 Second Offer shall have the meaning set forth in Section 2.6(c).

1.42 Securities means any (a) privately or publicly issued capital stock, bonds, notes, debentures, commercial paper, bank acceptances, trade acceptances, trust receipts and other obligations, choses in action, partnership interests, instruments or evidences of indebtedness commonly referred to as securities, warrants, options, including puts and calls or any combination thereof and the writing of such options, and (b) any claims or other causes of action, matured or unmatured, contingent or otherwise, of creditors and/or equity holders of any Person against such Person, including “claim” and “interests”, in each case as defined under Title 11 of the United States Code entitled “Bankruptcy” (as the same may be hereafter amended from time to time, and any successor statute or statutes thereto), and all rights and options relating to the foregoing.

1.43 Significant Midstream Business means, with respect to a particular Person, the Midstream Business of such Person if more than 50% of the fair market value of such Person’s assets were Midstream Assets.

1.44 Stockholders’ Agreement shall have the meaning set forth in the recitals hereto.

1.45 Structured Investment means an investment in any public or private Securities that represent less than 25% of the equity ownership of the issuer on a fully diluted basis, or that are convertible into less than 25% of the equity ownership of the issuer on a fully diluted basis; provided, however, that with respect to any Midstream Oil Investment, such investment shall be a passive investment.

1.46 VIM Representative means any senior officer or portfolio manager of the investment management division of Vulcan Inc. or any executive officer in the investment management division of any other entity 80% of the equity of which is owned by Allen or his Controlled Affiliates and that manages private equity investments on his behalf.

ARTICLE II

COVENANTS

2.1 Midstream Opportunities.

(a) Obligation to Give Notice of Midstream Opportunities. If any Management Stockholder or any VIM Representative has actual knowledge of any bona fide Midstream Opportunity that such person reasonably believes would be considered by MLP or the Company and that such person has the right to fulfill or to direct to another Person for fulfillment, such person (the “Notifying Party”) shall promptly notify the Company, MLP (with respect to any Midstream Oil Opportunity) and the other Parties orally or in writing (including by email) of such Midstream Opportunity (such notice, the “Opportunity Notice”); provided, however, that no such person shall be required to give any such notice where doing so could reasonably be deemed to cause such person or any of its Affiliates to breach any contractual, fiduciary or other obligation owed to any Person or is reasonably likely to subject such person to a claim that such notice would breach any contractual, fiduciary or other obligation, in each case other than any obligation undertaken primarily for the purpose of enabling a Party to avoid its commitments and obligations under this Agreement. Promptly upon request by the Company, any other Party or, if applicable, MLP, the Notifying Party shall provide all relevant information regarding the Midstream Opportunity in the possession of the Notifying Party to the requesting party; provided, further, however that there shall be no obligation to notify MLP of any Midstream Opportunity that is not a Midstream Oil Opportunity. Allen shall direct, and shall use reasonable efforts to cause, the VIM Representatives to comply with this Agreement.

(b) Exploitation of Midstream Opportunities. Except as otherwise set forth in this Article II, no Party shall, or shall cause its Controlled Affiliates to, Pursue any Midstream Opportunity; provided, however, that following compliance with the notice requirements of Section 2.1(a) and subject to Section 2.1(e), the Notifying Party may, and may cause any of its Controlled Affiliates to Pursue such Midstream Opportunity if the Company shall have elected not to Pursue such Midstream Opportunity (either directly or through a Subsidiary); provided, further, however, that if Allen elects to Pursue such Midstream Opportunity pursuant to Section 2.1(c) below, regardless of whether Flores and/or Raymond (or their designees on the board of directors of the Company) concurred in the Company’s determination not to Pursue such Midstream Opportunity, such election by Allen shall have the effect of prohibiting any Management Stockholder from Pursuing, and from causing its respective Controlled Affiliates to Pursue, such Midstream Opportunity.

(c) Allen’s Exploitation Right. Notwithstanding Section 2.1(b), if the Company shall have elected not to Pursue a Midstream Opportunity (either directly or through a Subsidiary), regardless of whether Flores and/or Raymond (or their designees on the board of directors of the Company) concurred in the Company’s determination not to Pursue such Midstream Opportunity, Allen may Pursue such Midstream Opportunity (either directly or through a Subsidiary or a Controlled Affiliate) to the exclusion of the Management Stockholders, provided that Allen complies with Section 2.3 with respect to such Midstream Opportunity.

(d) Deemed Election Not to Pursue. For purposes of Section 2.1(b), each of the Company and Allen shall be deemed to have elected not to Pursue a Midstream Opportunity that is not a Midstream Oil Opportunity if it does not give notice to the Parties of its determination to Pursue such Midstream Opportunity (either directly or through a Subsidiary or a Controlled Affiliate) within 15 days after its receipt of the Opportunity Notice with respect to such Midstream Opportunity. In addition, if the Company or Allen abandons its efforts to Pursue (either directly or through a Subsidiary or a Controlled Affiliate) such Midstream Opportunity, it shall be deemed to have elected not to Pursue such Midstream Opportunity at the time of such abandonment. If the Company or Allen should abandon such efforts, it will give notice thereof to the Management Stockholders as soon as reasonably practicable.

(e) Exploitation of Midstream Oil Opportunities. No Party shall, or shall cause its Controlled Affiliates to, Pursue any Midstream Oil Opportunity other than by assisting MLP; provided, however, that notwithstanding any other provision of this Agreement to the contrary, the opportunity to acquire directly or indirectly any membership interest in MLPGP or any Security issued by any Subsidiary of MLPGP or by MLP shall not constitute a Midstream Oil Opportunity for purposes this Agreement.

2.2 Exceptions.

(a) Failure to Meet Performance Criteria. Notwithstanding anything in this Agreement to the contrary, Section 2.1 shall not apply to Allen or any VIM Representative with respect to Midstream Opportunities that Allen or any

VIM Representative first learned about from a source other than a Management Stockholder, other than Midstream Oil Opportunities, at any time that the Company does not meet the Applicable Performance Criteria. Without limiting the generality of the foregoing, Allen shall not be obligated to, or to direct or cause any VIM Representative to, notify the Company or the Management Stockholders of, and Allen shall not be prohibited from Pursuing, and Allen shall not be prohibited from causing its Controlled Affiliates to Pursue, any Midstream Opportunity that is not a Midstream Oil Opportunity of which Allen becomes aware during any period that the Company does not meet the Applicable Performance Criteria, regardless of whether the Company subsequently meets the Applicable Performance Criteria; provided, that Allen first learned of such Midstream Opportunity on a nonconfidential basis from a source other than the Notifying Party; provided, further, that such source was not known by Allen to be bound by any agreement with the Notifying Party to keep such information confidential, or otherwise prohibited from transmitting the information to Allen by a contractual, legal or fiduciary obligation.

(b) Structured Investments. Notwithstanding anything in this Agreement to the contrary, Section 2.1 shall not apply to any Structured Investment.

(c) Insignificant Midstream Business. For the avoidance of doubt, Section 2.1 shall not apply to any Midstream Opportunity if such midstream Opportunity is with respect to a Person not having a Significant Midstream Business.

(d) Recognition of Fiduciary Obligations. Notwithstanding anything in this Agreement to the contrary and without limiting the proviso to Section 2.1(a), it is understood and acknowledged that each of the Parties has, and may continue to have, fiduciary obligations to others by virtue of his investments in, or relationships with, other companies, and notwithstanding anything in this Agreement to the contrary, nothing contained in this Agreement shall be deemed to require any Party to take or fail to take any action where doing so could reasonably be deemed to cause such Party or any of its Affiliates to breach any fiduciary or other similar obligation owed to any Person or is reasonably likely to subject such Party to a claim that such action or failure to act would breach any fiduciary or other similar obligation, in each case other than any obligation undertaken primarily for the purpose of enabling a Party to avoid its commitments and obligations under this Agreement.

2.3 Management Stockholders’ Participation Right.

(a) If Allen elects to Pursue a Midstream Opportunity (either directly or through a Subsidiary) pursuant to Section 2.1(c), then Allen shall offer each Management Stockholder the opportunity to invest in the acquisition vehicle for such transaction (with respect to each such Midstream Opportunity, an “Acquisition Company”) on the Participation Terms (as defined herein) applicable to such Midstream Opportunity. For the avoidance of doubt, neither Allen nor the Company shall be required to offer the Participation Terms to the Management Stockholders with respect to any Midstream Opportunity exploited by or through the Company.

(b) The “Participation Terms” means, with respect to a particular Midstream Opportunity, the following terms:

(i) The participating Management Stockholders shall be required to purchase, collectively, the Minimum Participation Equity Amount of the equity of the Acquisition Company for such Midstream Opportunity on the same terms and conditions as such equity is issued to Allen or his designee; provided, however, that each participating Management Stockholder shall also be offered the opportunity to purchase the greater of (x) its pro-rata share (based on its fully diluted percentage ownership of the Company, calculated based on the treasury method, at such time) and (y) 20%, of the initial equity in such Acquisition Company on the same terms and conditions as such equity is issued to Allen or his designee; provided, further, that each Participating Stockholder shall be required to enter into a stockholders’ agreement with Allen or his designee which contains terms which are substantially similar to those set forth in Articles III, IV, VI and VII of the Stockholders’ Agreement; and

(ii) Each participating Management Stockholder shall be provided the Incentive Arrangements (as defined herein) with respect to such Midstream Opportunity; provided, however, that (x) if Allen reasonably believes in good faith that the participating Management Stockholder or Management Stockholders are not capable of, or are not willing to, manage the business and affairs of the Acquisition Company (1) in a manner that is reasonably satisfactory to Allen and (2) on terms and conditions substantially similar to those set forth with respect to the Company in the Stockholders’ Agreement, then Allen shall be entitled to direct the participating Management Stockholder or Management Stockholders to identify and, subject to Allen’s approval in his reasonable discretion, hire other individuals to act as operating management with respect to such Acquisition Company and (y) the compensation arrangements for any operating management hired pursuant to clause (x) shall (1) be acceptable to Allen in his reasonable discretion and (2) be derived solely from the aggregate Incentive Arrangements with respect to such Midstream Opportunity, and appropriate adjustments shall be made to the terms of the Incentive Arrangements to reflect the participation of such operating management. For purposes of clause (y)(2) of the proviso to the immediately preceding sentence, in any case where there is only one participating Management Stockholder and additional operating management is hired pursuant to clause (x) of such proviso, the aggregate Incentive Arrangements shall be determined as if there were two participating Management Stockholders. For the avoidance of doubt, neither the requirement by Allen of the hiring of operating management nor the sharing of the Incentive Arrangements with such operating management with respect to a particular Midstream Opportunity pursuant to the proviso to the preceding sentence shall preclude Allen from pursuing such Midstream Opportunity pursuant to Section 2.1(c).

(c) The “Incentive Arrangements” means, with respect to a particular Midstream Opportunity to which they apply, the following terms:

(i) Each participating Management Stockholder shall be granted an option to purchase an additional number of shares of common equity of the Acquisition Company for such Midstream Opportunity equal to 5% of the aggregate number of shares of common equity of the Acquisition Company issued in connection with such Midstream Opportunity, subject to Section 2.3(b)(ii). The exercise price of such option shall be the price at which such shares of common equity are issued in connection with such Midstream Opportunity, and the shares covered by such option shall vest in five equal annual installments, commencing on the first anniversary of the closing date of the consummation of the transaction that exploits such Midstream Opportunity; and

(ii) The Acquisition Company for such Midstream Opportunity shall have an obligation to make an incentive payment to each participating Management Stockholder on terms and conditions substantially similar to those set forth in the “Management Incentive Payment” provision of such participating Management Stockholder’s Employment Agreement (and the related definitions).

(d) The Parties agree to consider alternative structures that provide substantially similar economics to the Parties by using different classes of capital stock.

2.4 Cooperation. Each Party shall cooperate fully with the Company, Allen and MLP in any evaluation or pursuit of any Midstream Opportunity presented to the Company, Allen or MLP hereunder. Without limiting the generality of the foregoing, if any Midstream Opportunity is available only to the Notifying Party, such Party shall use reasonable efforts to cause such Midstream Opportunity to be made available to the Company, MLP and/or Allen. To the extent neither the Company nor Allen elects to Pursue a Midstream Opportunity under Section 2.1(d) or otherwise, either or both Management Stockholders may Pursue such Midstream Opportunity. The Parties acknowledge and agree that the fact that a Midstream Opportunity may only be available to the Notifying Party shall not affect the applicability of this Article II to such Midstream Opportunity.

2.5 Remedies. Each Party recognizes that a breach by it of this Article II will result in irreparable damage and harm to each of the other Parties and its respective Affiliates and that each of the other Parties and its respective Affiliates may be without an adequate remedy at law in the event of any such activities. Each Party agrees, therefore, if any provision of Article II is breached, then each of the non-breaching Parties and its Affiliates may at its election institute and prosecute proceedings in any court of competent jurisdiction: (a) to obtain specific performance by the breaching Party of Article II; (b) to enjoin the breaching Party from engaging in the activities proscribed by Article II; or (c) to pursue any one or more of the foregoing or any other remedy available to it under applicable law, including actual damages. Any non-breaching Party and its respective Affiliates will not, by seeking or obtaining such relief, be deemed to have precluded themselves from obtaining any other relief to which they may be entitled. Each of the Parties hereby waives any requirement that the non-breaching Parties or their respective Affiliates post any bond or other security in connection with the enforcement of this Agreement.

2.6 Restricted Business Procedures. If any Management Stockholder, Allen or the Company or any of the Company’s Subsidiaries acquires a Midstream Business that is not a Midstream Oil Business but includes Midstream Oil Assets valued in excess of $10 million as of the date of acquisition, as determined in good faith by the Company’s board of directors (such Midstream Oil Assets, a “Restricted Business”), then not later than 30 days after the consummation of the acquisition by such Person (the “Oil Assets Purchaser”) of the Midstream Business, the Oil Assets Purchaser shall notify MLP of such purchase and offer MLP (or cause an offer to be made to MLP of) the opportunity to purchase such Restricted Business. If within 30 days after receipt of such notification, MLP fails to notify the Oil Assets Purchaser of its intentions with respect to the Restricted Business, all rights under this Section 2.6 with respect to such Restricted Business will terminate and the Oil Assets Purchaser may continue to own and operate such Restricted Business. For the avoidance of doubt, the provisions of this Section 2.6 shall not apply to any Structured Investment. If MLP notifies the Oil Assets Purchaser that MLP has elected to purchase such Restricted Business, then the following procedures shall be followed:

(a) The Oil Assets Purchaser shall submit a good faith offer to MLP to sell the Restricted Business (the “Offer”) to MLP on the terms and for the consideration stated in the Offer.

(b) The Oil Assets Purchaser and MLP shall negotiate in good faith, for 60 days after receipt of such Offer by the MLP, the terms on which the Restricted Business will be sold to MLP. The Oil Assets Purchaser shall provide all information concerning the business, operations and finances of such Restricted Business as MLP may reasonably request.

(i) If the Oil Assets Purchaser and the MLP agree on such terms within 60 days after receipt by the MLP of the Offer, MLP shall purchase the Restricted Business on such terms as soon as commercially practicable after such agreement has been reached.

(ii) If the Oil Assets Purchaser and the MLP are unable to agree on the terms of a sale during such 60-day period, the Oil Assets Purchaser shall attempt to sell the Restricted Business to a Person that is not an Affiliate of the Oil Assets Purchaser (a “NonAffiliate Purchaser”) within nine months of the termination of such 60-day period. Any such sale to a NonAffiliate Purchaser must be for a purchase price, as determined in good faith by the Company’s board of directors, not less than 95% of the purchase price last offered by MLP.

(c) If, after the expiration of such nine-month period, the Oil Assets Purchaser has not sold the Restricted Business to a NonAffiliate Purchaser, it shall submit another Offer (the “Second Offer”) to MLP within seven days after the expiration of such nine-month period. The Oil Assets Purchaser shall provide all information concerning the business, operations and finances of such Restricted Business as may be reasonably requested by MLP.

(i) If MLP elects not to negotiate with the Oil Assets Purchaser regarding the Second Offer, the Oil Assets Purchaser shall be free to continue to engage in such Restricted Business.

(ii) If MLP elects to purchase such Restricted Business, then MLP and the Oil Assets Purchaser shall negotiate the terms of such purchase for 60 days. If the Oil Assets Purchaser and MLP agree on such terms within 60 days after receipt by MLP of the Second Offer, MLP shall purchase the Restricted Business on such terms as soon as commercially practicable after such agreement has been reached.

(iii) If during such 60-day period, no agreement has been reached between the Oil Assets Purchaser and MLP, the Oil Assets Purchaser and MLP will engage an independent investment banking firm with a national reputation to determine the value of the Restricted Business. Such investment banking firm will determine the value of the Restricted Business within 30 days and furnish the Oil Assets Purchaser and MLP its opinion of such value. The Oil Assets Purchaser and MLP will each pay one-half of the fees and expenses of such investment banking firm. Upon receipt of such opinion, the MLP shall have the option to (A) purchase the Restricted Business for an amount equal to the value determined by such investment banking firm or (B) decline to purchase such Restricted Business, in which event the Oil Assets Purchaser will be free to continue to engage in such Restricted Business.

(d) MLP may not avail itself of its rights under this Section 2.6 unless it executes (and the Oil Assets Purchaser would also be required to execute) a confidentiality agreement having the following provisions.

(i) each shall acknowledge that it, its Affiliates and its and its Affiliates’ employees, agents, advisors or representatives (collectively, “representatives”) possess and may thereafter obtain, confidential business, commercial, technical, financial and operational information from the other parties to such agreement, their respective Affiliates and their respective businesses and which relates to the past, ongoing or future operations of the Restricted Business and the Oil Assets Purchaser’s business and operations (collectively, such information, whether obtained in written form, visually (such as by inspection) or orally, is hereinafter referred to as “Confidential Information”). For purposes of such agreement, the “Confidential Information of a party” would include the Confidential Information of such Person’s Affiliates. With respect to such Confidential Information, each of the Oil Assets Purchaser and MLP would covenant to the other as follows:

(ii) Each party would agree to exercise the same degree of care as it uses in protecting its own Confidential Information from disclosure (but not less than reasonable care), to make no disclosure of any Confidential Information received from any other party, and would further agree to make no use of any Confidential Information received from any other party except, in each case, in connection with the transactions contemplated by the potential transfer of the Restricted Business. Notwithstanding the foregoing, to the extent required by law, any such parties (and each representative of such parties) would be permitted to disclose to any and all Persons, without limitation of any kind, the tax treatment and any facts that may be relevant to the tax structure of any such transaction, provided, however, that no such party (and no employee, representative, or other agent thereof) would be entitled to disclose any other information that is not relevant to understanding the tax treatment and tax structure of the transaction (including the identity of any party and any information that could lead another to determine the identity of any party), or any other information to the extent that such disclosure could result in a violation of any federal or state securities law.

(iii) The obligations of non-disclosure and restricted use contained in such agreement would not apply to any of the disclosing party’s Confidential Information that:

(1) was available to the public prior to the date such Confidential Information was disclosed to the receiving party;

(2) became available to the public through no fault of the receiving party subsequent to the date such Confidential Information was disclosed to the receiving party;

(3) was in the possession of the receiving party prior to the date such Confidential Information was disclosed to the receiving party, and was not obtained by the receiving party from a third party having an obligation of confidentiality to the disclosing party regarding such Confidential Information;

(4) was hereafter rightfully obtained by the receiving party from a third party not under an obligation of confidentiality to the disclosing party regarding such Confidential Information; or

(5) was independently developed by employees of the receiving party without using the Confidential Information of the disclosing party.

It would not be a breach of the obligation of non-disclosure contained in such agreement if a receiving party disclosed any Confidential Information as required by law or judicial proceeding; provided, however, that such disclosure would be excused only to the extent such disclosure was required by law or such proceeding and only if, to the extent reasonably practicable, the receiving party provided prior written notice to the disclosing party sufficient to allow the disclosing party an opportunity to oppose or attempt to limit the required disclosure, and only if the receiving party itself used reasonable efforts to ensure that the confidentiality of the Confidential Information is protected by court or administrative order at no cost to such receiving party.

(i) Each party would have the right to disclose to its Affiliates and representatives (collectively, its “Permitted Receiving Persons”) all Confidential Information received under such agreement; however each receiving party would warrant that its Permitted Receiving Persons would comply with all of the obligations set out in such agreement, and would further agree to be responsible for all harm caused by any non-compliance by any Permitted Receiving Person of the receiving party with any of the obligations set out in such agreement, to the same extent the receiving party would have been responsible under applicable law for its own breach of the same obligations.

(ii) Each party would agree to use reasonable efforts to inform all of its Permitted Receiving Persons to whom Confidential Information of any other party is disclosed, of the existence of such agreement and of the confidential nature of such Confidential Information.

ARTICLE III

TERMINATION

3.1 Complete Termination. This Agreement shall be terminated in accordance with, and subject to, the following provisions:

(a) Mutual Agreement. This Agreement may be terminated by mutual written agreement of the Parties;

(b) Termination of Stockholders’ Agreement. This Agreement shall terminate automatically upon termination of the Stockholders’ Agreement;

(c) Default by Allen (Other Than Section 2.1(a)). This Agreement may be terminated by Flores and Raymond by written notice to Allen if Allen breaches or fails to perform in any material respect any of his respective representations, warranties, covenants or other agreements contained in this Agreement (other than Section 2.1(a)), the Subscription Agreement or the Stockholders Agreement, provided that such breach or failure is not remedied within a period of 30 calendar days following receipt of written notice of such default; provided, however, that the termination right under this Section 3.1(c) shall not be available if Flores or Raymond has breached or failed to perform in any material respect any of his respective representations, warranties, covenants or other agreements contained this Agreement or, if applicable, the Subscription Agreement, the Stockholders’ Agreement or such Party’s employment agreement with the Company. In the event of a breach or failure to perform in any material respect of Allen’s or Allen’s respective representations, warranties, covenants or other agreements contained in this Agreement, the Subscription Agreement or the Stockholders’ Agreement, as applicable, Flores and/or Raymond shall give written notice of such breach or failure to Allen in sufficient detail to enable Allen to cure the default;

(d) Default by Allen Under Section 2.1(a). This Agreement may be terminated by Flores and Raymond by written notice to Allen if Allen intentionally breaches or fails to perform in any material respect his obligations under Section 2.1(a) of this Agreement, provided that in any such case such breach or failure is not remedied within a period of 30 calendar days following receipt of written notice of such default; provided, however, that the right to terminate this Agreement under this Section 3.1(d) shall not be available if Flores or Raymond has breached or failed to perform in any material respect any of its respective representations, warranties, covenants or other agreements contained this Agreement or, if applicable, the Subscription Agreement, the Stockholders’ Agreement or such Party’s employment agreement with the Company. In the event of a breach or failure to perform in any material respect of Allen’s obligations under Section 2.1(a) of this Agreement, Flores and/or Raymond shall give written notice of such breach or failure to Allen in sufficient detail to enable Allen to cure the default;

(e) Failure to Meet Applicable Performance Criteria. During any Underperformance Period, Allen may terminate this Agreement if he provides written notice thereof to the Management Stockholders prior to the end of such period. An “Underperformance Period” means any period beginning when the Applicable Performance Criteria has not been met for four consecutive Rolling Periods and ending at the end of the next four consecutive Rolling Periods, if any, for which the Applicable Performance Criteria has been met;

(f) Sable Change of Control. This Agreement may be terminated by Allen by giving written notice thereof to the Management Stockholders, if any Person or “Group” (as such term is used in Section 13(d) of the Exchange Act, other than Flores or/and Raymond or any entity or entities controlled by either Flores and/or Raymond, is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act)), of (a) more than 50% of the general or limited partnership interests in Sable Investments, L.P. or (b) stock or other equity interest of any legal entity that controls Sable Investments, L.P. representing more than 50% of the voting interests entitled to vote generally for the election of the board of directors or other governing body of such entity; and

(g) Change of Control. This Agreement shall terminate automatically if Allen and his Affiliates should no longer be able to appoint at least two directors to the Company’s board of directors or if Allen and his Affiliates should cease to own at least 50% of the Company’s outstanding common stock

3.2 Termination with respect to a Management Stockholder. (a) This Agreement shall be terminated with respect to a particular Management Stockholder (i) automatically if Allen and/or any other Management Stockholder shall have exercised its Call Right with respect to such Management Stockholder pursuant to Section 4.13 of the Stockholders’ Agreement, (ii) at such Management Stockholder’s option if (A) his employment is terminated without Cause or (B) he terminates his employment for Good Reason under his Employment Agreement (as such terms are defined in his Employment Agreement), and (iii) at Allen’s option or such Management Stockholder’s option at the end of the then-current term of such Management Stockholder’s Employment Agreement if such term is not extended for any additional one year term as contemplated thereby.

(b) Default (Other Than Section 2.1(a)). This Agreement may be terminated by Allen with respect to a particular Management Stockholder by written notice to such Management Stockholder if such Management Stockholder breaches or fails to perform in any material respect any of his respective representations, warranties, covenants or other agreements contained in this Agreement (other than Section 2.1(a)), the Subscription Agreement, the Stockholders’ Agreement or such Management Stockholders’ employment agreement with the Company, provided that such breach or failure is not remedied within a period of 30 calendar days following receipt of written notice of such default; provided, however, that the termination right under this Section 3.2(b) shall not be available if Allen has breached or failed to perform in any material respect any of its respective representations, warranties, covenants or other agreements contained this Agreement, the Subscription Agreement or the Stockholders Agreement. In the event of a breach or failure to perform in any material respect of a Management Stockholder’s respective representations, warranties, covenants or other agreements contained in this Agreement or, if applicable, the Subscription Agreement, the Stockholders’ Agreement or such Management Stockholder’s employment agreement, Allen shall give written notice of such breach or failure to the defaulting Party in sufficient detail to enable the defaulting Party to cure the default;

(c) Default Under Section 2.1(a). This Agreement may be terminated by Allen with respect to a particular Management Stockholder by written notice to such Management Stockholder if such Management Stockholder intentionally breaches or fails to perform in any material respect any of his respective obligations under Section 2.1(a) of this Agreement, provided that such breach or failure is not remedied within a period of 30 calendar days following receipt of written notice of such default; provided, however, that the termination right under this Section 3.2(c) shall not be available if Allen has breached or failed to perform in any material respect any of its respective representations, warranties, covenants or other agreements contained this Agreement, the Subscription Agreement or the Stockholders Agreement. In the event of a breach or failure to perform in any material respect of a Management Stockholder’s respective obligations under Section 2.1(a) of this Agreement, Allen shall give written notice of such breach or failure to the defaulting Party in sufficient detail to enable the defaulting Party to cure the default;

(d) Other Instances. This Agreement may be terminated by Allen with respect to a particular Management Stockholder immediately by giving written notice thereof to such Management Stockholder, if a Call Event (as defined in the Stockholders’ Agreement) occurs with respect to such Management Stockholder.

3.3 Effect of Termination.

(a) Upon the termination of this Agreement pursuant to Section 3.1, no Party nor any of its Affiliates, stockholders, directors, officers or representatives will have any further obligation to the other, except that: no termination will prejudice any claim any Party may have that arises prior to the effective date of such termination.

(b) Upon the termination of this Agreement with respect to a Party pursuant to Section 3.2, such Party and its Affiliates, stockholders, directors, officers or representatives will have no further obligation to the remaining Parties, and the remaining Parties and their respective Affiliates, stockholders, directors, officers or representatives will have no further obligation to such Party, except that no termination will prejudice any claim any Party may have that arises prior to the effective date of such termination.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Each Party, severally and not jointly, represents and warrants to the other Parties as follows:

4.1 Due Organization. If such Person is not a natural person, such Person is a corporation, partnership, trust or other entity duly organized, validly existing and in good standing under the laws of such Person’s jurisdiction of organization.

4.2 Due Authorization; Enforceability. This Agreement has been duly authorized, executed and delivered by such Person and constitutes a valid and binding obligation of such Person enforceable against such Person in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity and the discretion of the court before which any proceedings seeking injunctive relief or specific performance may be brought.

4.3 No Conflicts. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, nor compliance by such Person with any of the provisions hereof will (i) conflict with or result in a breach of any provision of the Certificate of Incorporation or Bylaws or other constituent documents of such Person, (ii) constitute or result in a breach of any term, condition or provision of, or constitute a default under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any lien, charge or encumbrance upon any property or asset of such Person pursuant to any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which such Person is a party, or (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to such Person.

ARTICLE V

MISCELLANEOUS

5.1 Notices. All notices, consents, requests, demands and other communications which are required or may be given pursuant to the terms of this Agreement shall be in writing and shall be deemed duly given or delivered (i) when received if delivered by hand, (ii) the Business Day after their deposit with a recognized overnight commercial courier (receipt requested), or (iii) upon receipt if sent by telecopier (with receipt confirmed), provided that with respect to clause (iii) a copy is either promptly thereafter mailed in the United States by first-class postage pre-paid mail or sent by a recognized overnight commercial courier (receipt requested), to the Party as follows:

If to the Company:	Vulcan Energy Corporation
505 Fifth Ave S Suite 900
Seattle, WA 98104
Fax: (206) 342-3000
Attention: David Capobianco

Copies (which shall not constitute notice) to:	Skadden, Arps, Slate,
Meagher & Flom LLP
1600 Smith
Suite 4400
Houston, Texas 77002
Fax: (713) 655-5200
Attention: Frank Ed Bayouth II
Nicholas Saggese

and

each Stockholder

and

Akin Gump Strauss Hauer & Feld LLP
711 Louisiana St.
Suite 1900 South Tower
Houston, Texas 77002
Fax: (713) 236-0822
Attention: Michael Dillard

If to MLP:	Plains All American Pipeline LP
333 Clay Street
Suite 1600
Houston, TX 77002
Fax: (713) 654-4100
Attention: Greg Armstrong

Copies (which shall not constitute notice) to:	Skadden, Arps, Slate,
Meagher & Flom LLP
1600 Smith
Suite 4400
Houston, Texas 77002
Fax: (713) 655-5200
Attention: Frank Ed Bayouth II
Nicholas Saggese

and

each Stockholder

and

Akin Gump Strauss Hauer & Feld LLP
711 Louisiana St.
Suite 1900 South Tower
Houston, Texas 77002
Fax: (713) 236-0822
Attention: Michael Dillard

If to Allen:	c/o Vulcan Investment Management, Inc.
505 Fifth Ave S Suite 900
Seattle, WA 98104
Fax: (206) 342-3000
Attention:

Copy (which shall not constitute notice) to:	Skadden, Arps, Slate,
Meagher & Flom LLP
1600 Smith
Suite 4400
Houston, Texas 77002
Fax: (713) 655-5200
Attention: Frank Ed Bayouth II
Nicholas Saggese

If to Flores:	c/o Plains Exploration and Production Company
700 Milam, Suite 3100
Houston, Texas 77002
Fax: (832) 239-6210
Attention: James C. Flores

Copy (which shall not constitute notice) to:	Akin Gump Strauss Hauer & Feld LLP
711 Louisiana St.
Suite 1900 South Tower
Houston, Texas 77002
Fax: (713) 236-0822
Attention: Michael Dillard

If to Raymond:	c/o Plains Exploration and Production Company
700 Milam, Suite 3100
Houston, Texas 77002
Fax: (832) 239-6210
Attention: John T. Raymond

Copy (which shall not constitute notice) to:	Akin Gump Strauss Hauer & Feld LLP
711 Louisiana St.
Suite 1900 South Tower
Houston, Texas 77002
Fax: (713) 236-0822
Attention: Michael Dillard

or to such other address and/or telecopy number as any Party (or the acquiror of such Party’s shares of Common Stock) shall have designated by 15 days’ notice in writing to the other Parties. Notices other than notices under Section 2.1(a) may not be given by email or similar means.

5.2 Waivers. The Parties hereto may by written instrument (i) extend the time for the performance of any of the obligations or other acts of the other Parties hereto, and (ii) waive compliance or performance by any other Party with or of any of the covenants or agreements made to it by any other Party contained in this Agreement. The delay or failure on the part of any party hereto to insist, in any one instance or more, upon strict performance of any of the terms or conditions of this Agreement, or to exercise any right or privilege herein conferred shall not be construed as a waiver of any such terms conditions, rights or privileges but the same shall continue and remain in full force and effect. All rights and remedies are cumulative.

5.3 Amendments. All amendments to this Agreement will be in writing and must be signed by each of the Parties.

5.4 Applicable Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to any of the conflict of law rules thereof. The Parties agree that the courts of Delaware (either State or Federal) are to have exclusive jurisdiction to settle any dispute arising in connection with the creation, validity, effect, interpretation or performance of, or the legal relationships established by this Agreement or otherwise arising in connection with this Agreement, and by execution of this Agreement, each Party hereby irrevocably submits to the jurisdiction of such courts and further irrevocably consents to the service of process outside of the territorial jurisdiction of such courts by mailing copies thereof by registered United States mail, postage prepaid, to its address specified herein.

5.5 Assignment. No Party shall be entitled to assign its rights or obligations under this Agreement without the prior written consent of the other Parties.

5.6 Binding Effect; Benefits. This Agreement shall inure to the benefit of, and be binding upon, the Parties to it and their respective successors, permitted assigns and other permitted transferees. Nothing contained in this Agreement, express or implied, is intended to confer upon any person or entity other than the Parties to it and their respective successors, permitted assigns and other permitted transferees, any rights or remedies under or by reason of this Agreement; provided that MLP is expressly made a third party beneficiary of Sections 2.1(e) and 2.6 of this Agreement; provided, further that such designation as a third party beneficiary shall not in any way limit the ability of the Parties to waive, amend or terminate this Agreement or any of such sections, in each case, without the consent of MLP.

5.7 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

5.8 Invalidity. If any provision of this Agreement is held invalid or unenforceable, such invalidity or unenforceability shall not affect in any way the validity or enforceability of any other provision of this Agreement. In the event any provision of this Agreement is held invalid or unenforceable, the Parties shall attempt to agree on a valid or enforceable provision which shall be a reasonable substitute for such invalid or unenforceable provision in light of the tenor of this Agreement and, on so agreeing, shall incorporate such substitute provision in this Agreement.

5.9 Entire Agreement and Construction. This Agreement, together with the Subscription Agreement, the Stockholders’ Agreement and any exhibits, annexes and other documents contemplated hereby and thereby, contains the entire agreement among the Parties with respect to the subject matter hereof and all prior understandings and agreements shall merge herein. There are no additional terms, whether consistent or inconsistent, oral or written, which are intended to be part of the Parties’ understandings which have not been incorporated into this Agreement, the Subscription Agreement, the Stockholders’ Agreement and any exhibits, annexes and other agreements and documents contemplated hereby or thereby.

5.10 Expenses. Except as otherwise expressly provided herein, each party shall bear its owns fees, costs and expenses in connection with the transaction contemplated herein.

5.11 Interpretation. If any claim is made by any Party relating to any conflict, omission or ambiguity in this Agreement, no presumption or burden of proof or persuasion shall be implied by virtue of the fact that this Agreement was prepared by or at the request of a particular Party or its counsel.

5.12 Rules of Construction. For purposes of this Agreement:

(a) Unless the context otherwise requires; (i) words in the singular include the plural and words in the plural include the singular; (ii) words in the masculine include the feminine and words in the feminine include the masculine; (iii) a reference to any person or entity includes its successors and assigns and (iv) the words “include” or “including” shall be deemed to be followed by the phrase “without limitation”.

(b) References to Articles or Sections are, unless otherwise specified, to Articles or Sections of this Agreement. The captions in this Agreement and the Table of Contents to this Agreement are for convenience of reference only and shall not be deemed to alter or affect any provision hereof or interpretation or construction hereof.

(c) References herein to any agreement or other instrument shall, unless the context otherwise requires (or the definition thereof otherwise specifies), be deemed references to the same as it may from time to time be changed, amended or extended.

(d) All pronouns and all variations thereof shall be deemed to refer to the masculine, feminine, or neuter, singular or plural, as the context in which they are used may require. Any reference to any statutes or laws will include all amendments, modifications, or replacements of the specific sections and provisions concerned.

5.13 No Partnership. Nothing in this Agreement shall be construed to create an association, trust, joint venture or partnership between any of the Parties or to impose a trust or partnership obligation or liability upon any Party. No Party shall have any right, power or authority to enter into any agreement or undertaking for, or to act on behalf of, or to act as or be an agent or representative of, or to otherwise bind, any other Party.

5.14 Electronic Signatures. Notwithstanding references in Section 2.1(a) to email, for purposes of determining whether a Party has signed this Agreement or any document contemplated hereby or any amendment or waiver hereof, only a handwritten signature on a paper document or a facsimile transmission of a handwritten original signature will constitute a signature, notwithstanding any law relating to or enabling the creation, execution or delivery of any contract or signature by electronic means.

* * * * *

IN WITNESS WHEREOF, each of the Parties has executed this Agreement effective as of the date written above.

PAUL G. ALLEN

JAMES C. FLORES

JOHN T. RAYMOND